Exhibit 99.(a)8

CONTACT:
Mark H. Harnett
MacKenzie Partners, Inc.
(212) 929-5877

FOR IMMEDIATE RELEASE:

        CALIFORNIA ENERGY COMMENCES CASH TENDER OFFER FOR
               51% OF MAGMA POWER AT $35 PER SHARE

OMAHA, NE, October 6, 1994 -- California Energy Company, Inc. (NYSE, PSE, LSE:CE) announced today that a wholly owned subsidiary of California Energy commenced today its previously announced cash tender offer for 12,400,000 shares, or approximately 51%, of the common stock of Magma Power Company (NASDAQ:MGMA) at a price of $35 net per share as a first step in implementing its September 19 proposal to acquire all Magma shares for a combination of $25 in cash and $10 in market value of California Energy common stock.
The Offer, the proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, November 3, 1994, unless the Offer is extended. Other terms and conditions of the Offer are set forth in the definitive tender offer documents being filed with the Securities and Exchange Commission and mailed to Magma's stockholders.

Gleacher & Co. Inc. is acting as Financial Advisor and Dealer
Manager to California Energy in connection with the tender offer and MacKenzie Partners, Inc. is acting as the Information Agent for the tender offer.

California Energy Company is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325MW of power with an additional 300MW under construction.


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